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                                                                    Exhibit 10.1


                        DEVELOPMENT AND LICENSE AGREEMENT


     This DEVELOPMENT AND LICENSE AGREEMENT (the "Agreement"), effective as of April 2, 1999 ("Effective Date"), is made by and between Amira Medical, a Delaware corporation, with a principal place of business at 4742 Scotts Valley Drive, Scotts Valley, CA 95066 ("Amira"), and Integ Incorporated, a Minnesota corporation, with a principal place of business at 2800 Patton, St. Paul, MN 55113 ("Integ"). The parties agree as follows:

1. DEFINITIONS

     "Acquired" shall have the meaning as set forth in Section 4.4.3.

     "Affiliate(s)" shall mean all corporations or business entities which, directly or indirectly, are controlled by a Party. The meaning of the word "control" shall mean the ownership of 50% or more of the voting shares or interests of such corporation or business entity so long as such ownership of voting shares or interests continues.

     "Agreement" shall have the meaning as set forth in the Preamble.

     "Amira" shall have the meaning as set forth in the Preamble.

     "Amira Know How" shall mean any unpatented and/or non-patentable technical data, materials, samples and other information (A) which are owned or controlled by Amira or its Affiliates during the term of the Agreement, or (B) which Amira or its Affiliates has the right to license or sublicense (including information or materials developed by Amira in the Development Program) and which in either case (C) relate to Meters or Test Strips or their manufacture or use in the Field. Amira Know-How shall not include the Amira Patent Rights.

     "Amira Patent Rights" shall mean (i) the U.S. and foreign patent applications and patents listed on Exhibit B; (ii) any U.S. or foreign patent or patent application which claims an invention made or conceived and reduced to practice by one or more employees, agents or consultants of Amira or of an Amira Affiliate in the Development Program and related to Meters or Test Strips or their manufacture or use in the Field; and (iii) any substitution, continuation, continuation-in-part, or divisional application of any of the preceding, and any patent issuing thereon, including any reissue, reexamination, renewal or extension thereof.

     "Amira Technology" shall mean the Amira Patent Rights and Amira Know How.

     "Amira/Integ Invention" shall have the meaning as set forth in Section
7.1.3.

     "Confidential Information" shall mean (i) any information related to Amira Technology, Integ Technology or the Development Program; (ii) any proprietary or confidential information or material in tangible form disclosed hereunder that is marked as "Confidential" or "Proprietary" at the time it is delivered to the receiving party, or (iii) proprietary or confidential
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information disclosed orally hereunder which is identified as confidential or proprietary when disclosed and such disclosure of confidential information is confirmed in writing within thirty (30) days by the disclosing party.

     "Costs" shall mean all of a Party's direct and indirect costs related to the manufacture of the Product(s), including without limitation, costs for personnel, materials, quality control, regulatory compliance, third party license royalties, administrative expenses, subcontractors, fixed and variable manufacturing overhead costs reasonably allocable to the manufacture of the Product(s), as determined in accordance with generally accepted accounting principles applied by that party on a consistent basis.

     "Development Plan" shall have the meaning as set forth in Section 3.1.

     "Development Program" shall have the meaning as set forth in Section 3.1.

     "Effective Date" shall have the meaning as set forth in the Preamble.

     "FDA" means the U.S. Food and Drug Administration or any corresponding foreign regulatory authority.

     "Field" shall mean glucose monitoring utilizing Interstitial Fluid Samples.

     "Integ" shall have the meaning as set forth in the Preamble.

     "Integ Know How" shall mean any unpatented and/or non-patentable technical data, materials, samples and other information other than technical data, materials, samples and other information relating to infrared technology (A) which are owned or controlled by Integ during the term of the Agreement, or (B) which Integ has the right to license or sublicense, including information or materials developed by Integ in the Development Program, and which in either case (C) is useful in the Field. Integ Know-How shall not include the Integ Patent Rights.

     "Integ Patent Rights" shall mean (i) the U.S. and foreign patent applications and patents listed on Exhibit C; (ii) any U.S. or foreign patent or patent application which claims an invention (other than an invention relating to infrared technology) made or conceived and reduced to practice by one or more employees, agents or consultants of Integ or of a Integ Affiliate in the Development Program and useful in the Field; and (iii) any substitution, continuation, continuation-in-part, or divisional application of any of the preceding, and any patent issuing thereon, including any reissue, reexamination, renewal or extension thereof.

     "Integ Technology" shall mean the Integ Patent Rights and Integ Know How.

     "Interstitial Fluid Samples" means interstitial fluid samples containing, at most, contaminating amounts of other substances, including without limitation, blood.


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     "Manufacturing Plan" shall have the meaning as set forth in Section 5.1

     "Meters" shall mean any device for measuring glucose in Interstitial Fluid Samples.

     "Party" shall mean Integ or Amira, as the case may be.

     "Parties" shall mean Integ and Amira.

     "Product(s)" shall mean Meters, Samplers, and Test Strips.

     "Sampler(s)" shall mean any device for extracting an Interstitial Fluid Sample which incorporates a means for delivering such sample to a Test Strip, and may include a component for incorporation into Meters.

     "Territory" shall mean worldwide.

     "Test Strip(s)" shall mean any device to which an Interstitial Fluid Sample is applied, which incorporates a means for delivering such sample to a specific area for analysis by a Meter.

     "Third Party(ies)" shall mean any person or entity other than Amira, Integ and their respective Affiliates.

2. OPTION

     As a condition and inducement to Amira's and Integ's entering into this Agreement and incurring the obligations set forth herein, concurrently with the execution and delivery of this Agreement, Amira and Integ are entering into an Option Agreement (the "Option Agreement") in the form of Exhibit A hereto.

3. DEVELOPMENT PROGRAM

     3.1 Development Program Activities. Subject to the terms and conditions set forth herein, the Parties shall perform research, conduct development, and commercialize Products pursuant to the Development Plan. Such activities shall comprise the "Development Program" and shall be conducted primarily at Integ's facility. The Parties shall use reasonable efforts to conduct the Development Program in accordance with the Development Plan set by the Development Committee, and shall use reasonable efforts to comply with all submission procedures to the appropriate regulatory authorities, to respond timely to inquires of said regulatory authorities and to maintain submissions and support new submissions. The Parties shall keep the Development Committee reasonably informed of the progress of the Development Program and shall provide the Development Committee a reasonable opportunity to review and comment on Product research and development, study designs, clinical trials, submissions, launch and other relevant factors.

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     3.2 Development Plan. The Parties will conduct the Development Program in accordance with a plan approved by the Development Committee (the "Development Plan"). The Development Plan shall establish: (i) a budget for the Development Plan and proposed funding, (ii) the scope of the development which will be performed including any Product development specifications, (iii) objectives, work plan activities and time schedules with respect to Product development, clinical trials, FDA submission and commercial launch; and (iv) the number of Integ and Amira employees necessary for the Development Plan, if different from the requirements of Sections 3.5.1 and 3.5.2. The Development Committee shall review the Development Plan on an ongoing basis and may make changes to the Development Plan then in effect as it deems appropriate. Each year during the Development Program prior to the end of the tenth month of such year, the Development Committee shall agree on an annual Development Plan for the following calendar year. During the term of the Development Program, the Development Committee may agree to change the activities of the Development Program. In such event, subject to the provisions of Section 3.5, the parties shall discuss and agree on (i) the objectives of the redirected Development Program, and (ii) additional funding, if any, which will be made by each Party in support of the Development Program. The Parties shall meet and negotiate in good faith, within ninety (90) days of the Effective Date, an initial Development Plan that shall include at least the following:

     3.2.1 Integ Development Responsibilities. Integ shall be responsible for:

     (a)  development of the Sampler;

     (b) design and manufacturing development of a means to integrate the Sampler and Test Strips;

     (c) mechanical design of the interface of the Meter system with the Sampler;

     (d) manufacture of the packaged and sterile Sampler, including a Sampler incorporating the Test Strip; and

     (e) payment of all royalties due any Third Parties with respect to Integ Technology in existence as of the Effective Date necessary for the manufacture, use or sale of the Products.

     3.2.2 Amira Development Responsibilities. Amira shall be responsible for:

     (a)  development and calibration of a sterilizable Test Strip;

     (b) Test Strip manufacturing and scale-up and bulk shipping system development;

     (c) defining Test Strip environmental and packaging requirement inputs for the Sampler;

     (d)  development of Meter electronics, optics, calibration and software;

     (e)  management of ongoing Meter contract manufacturing;

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     (f)  if required under Section 6.3, manufacture of the Sampler, including
          Samplers which incorporate the Test Strip;

     (g) filing and holding title to all regulatory submissions in its name in connection with the Development Program;

     (h)  labeling and packaging the Products for final sale;

     (i)  marketing, sales, distribution and customer service of the Products;
          and

     (j) payment of all royalties due any Third Parties with respect to Amira Technology, or Integ Technology developed after the Effective Date, necessary for the manufacture, use or sale of the Products.


     3.3 Development Committee.

     3.3.1 Membership. The Development Committee shall be comprised of two representatives from Amira and two representatives from Integ. Amira and Integ may replace its Development Committee representatives at any time, with written notice to the other party. Amira may also have one additional representative with visitation rights to the Development Committee.

     3.3.2 Decisions. Each representative of Amira and Integ shall have one vote on the Development Committee, which vote may be cast by proxy. Decisions of the Development Committee shall be made by majority vote. A unanimous vote of the Development Committee shall be required for the following: (i) the selection of milestones with respect to research regarding Product manufacture development; and (ii) any redirection or expansion of the Development Program beyond those activities and responsibilities described in the initial Development Plan, which by their actions cause the Parties to spend unforeseen amounts. In the event that the Development Committee fails to reach a majority (or, if applicable, unanimous) consensus on a decision required pursuant to this Agreement, the Development Committee shall notify the Chairman of the Board of Directors of each of Integ and Amira in writing of such failure and of all information relevant to such decision. The respective Chairmen shall then attempt in good faith to reach a unanimous consensus on such decision. Failure of the Development Committee or the parties' respective Chairmen to reach a consensus on any such decision shall not be considered a breach of this Agreement.

     3.3.3 Responsibilities. It will be the responsibility of the Development Committee, among other things, to (i) oversee the conduct of the Development Program, and (ii) prepare and approve the Development Plan and the detailed working program (including timetables) to be carried out. The activities conducted in connection with the Development Plan shall be monitored by the Development Committee and periodically reviewed.

     3.3.4 Meetings. During the term of this Agreement, the Development Committee shall meet quarterly, or more often as may be necessary, to discharge its

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responsibilities. Such meetings shall take place in St. Paul, Minnesota, or such other locations as the parties agree, or by way of video or telephone conference if practicable. Each Party will pay its own expenses in connection with these meetings. Amira shall prepare minutes of the Development Committee meetings covering all essential points discussed, which minutes shall be approved and signed by a Development Committee representative of each Party.

     3.4 Records; Exchange of Information.

     3.4.1 Records. The Parties shall maintain (i) financial records in sufficient detail to establish how the budgeted Development Program funds are expended, and (ii) scientific records as will properly reflect all work done and results achieved in the performance of the Development Plan (including all data in the form required under any applicable governmental regulations). During the term of this Agreement, the Parties shall provide each other access to such records, upon reasonable prior request, during ordinary business hours.

     3.4.2 Reports. The Development Committee shall periodically and not less often than semiannually during the term of the Development Program, request and the Parties shall have the obligation to prepare and provide to the Development Committee written reports summarizing the progress of the research performed pursuant to the Development Plan during the preceding half-year.

     3.5 Development Program Contributions and Funding. Each Party shall independently bear the costs and contribute the necessary resources for the development activities for which each party is responsible, including (i) the necessary resources to most efficiently execute clinical trials, and (ii) the resources required for integration of their respective technologies into a Product and (iii) the resources required to complete its requirements under the Development Plan as set forth in Section 3.2.1 or 3.2.2 as the case may be. It shall be agreed that in no event shall Integ's contribution exceed its capital or resources existing as of the Effective Date. In the event that Integ exhausts its resources on the development of Products, satisfaction of current financial commitments, and maintenance of its public reporting responsibilities during the Development Program, (a) Amira shall not be entitled to conduct Integ's responsibilities under the Development Program primarily at Amira's facilities and (b) Amira will lend Integ the minimum funding required for Integ to produce annual audited and quarterly unaudited financial statements, file reports required under the Securities Exchange Act of 1934, comply with annual meeting requirements and comply with requirements of The Nasdaq Stock Market to retain a listing on one of Nasdaq's markets. Any such loan will be unsecured, will bear interest at the minimum rate necessary to avoid imposed interest and will be due 10 years after being loaned except that if Integ terminates this Agreement pursuant to Section 11.2, no amounts shall be payable to Amira under this loan.

     3.5.1 Integ Employees. Integ shall devote the number of full time employees to work on the Development Program, primarily on-site at the Integ facility, as the Development Committee determines is necessary to effect the Development Plan. These employees will

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remain full time employees of Integ and shall be 100% dedicated to the
Development Program. Amira shall have the right, at its option and as approved by the Development Committee, to pay bonuses directly to key Integ employees. Such bonuses will be measured against development milestones to be defined in the Development Plan for the purpose of effecting the most rapid Product development.

     3.5.2 Amira Employees. Amira shall devote the number of full time employees to work on the Development Program, on-site at Amira's facilities, as the Development Committee determines is necessary to effect the Development Plan. Amira shall also devote two (2) full time employees to work on the Development Program, primarily on-site at the Integ facility, for the purpose of completing the Development Plan. If the Development Committee determines that the Development Plan may proceed more expeditiously with the supply of additional Amira employees at Integ's facilities to conduct the Research Program, Amira shall devote more employees to work on the Development Program on-site at the Integ facility for the purpose of completing the Development Plan. All such employees will remain full time employees of Amira.

     3.5.3 Non-solicitation. During the Development Program, Amira shall not, without Integ's prior written consent, directly or indirectly solicit (or attempt to solicit) Integ employees to leave their employment with Integ or hire any Integ employees.

4. LICENSE GRANTS

     4.1 Integ License Grants.

          4.1.1 Integ License to Amira.

          (a) Integ hereby grants to Amira a non-transferable, exclusive license, to use the Integ Technology for commercialization (including the right to import, have imported, use, offer for sale, and sell products which incorporate the Integ Technology) in the Field in the Territory.

          (b) Integ hereby grants to Amira a non-transferable exclusive license, with right of sublicense, under the Integ Technology to make and have made products which incorporate the Integ Technology, including the Products, in the Field in the Territory. Amira agrees not to exercise its rights under
     Section 4.1.1(b) with regard to Samplers and Samplers integrated with Test Strips, unless and until Amira has given Integ written notice pursuant to
     Section 6.3 below, that Amira wishes to manufacture the Sampler, and Samplers integrated with the Test Strip.

          (c) The licenses granted to Amira pursuant to this Section 4.1.1 shall terminate upon the occurrence of the events set forth in Section 4.4.3 hereof.


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     4.1.2 Sublicenses. Amira may sublicense the rights granted in Section 4.1.1 to its Affiliates and to Third Parties only in order to effectuate the manufacture and distribution of the Products. Each such sublicense shall be consistent with all the terms and conditions of this Agreement, and in particular Amira shall cause each sublicensee to agree not to exercise its rights under Section 4.1.1(b) unless and until Amira can exercise its rights under Section 4.1.1(b). Amira shall remain responsible to Integ for all of each such sublicensee's applicable financial and other obligations under the sublicense.

     4.2 Amira License Grant.

     4.2.1 Amira hereby grants to Integ a license, which shall be co-exclusive with Amira, with no right of sublicense, under the Amira Technology for research and development in the Field.

     4.2.2 Amira hereby grants to Integ a license, which shall be co-exclusive with Amira, with no right of sublicense, under the Amira Technology to make, have made, use, import, have imported, or otherwise transfer physical possession of (but not to sell, lease, offer to sell or lease, or otherwise transfer title to any person other than Amira and its Affiliates) products which incorporate the Amira Technology in the Field.

     4.3 Access. Integ shall provide access to the Integ Technology to any of Amira's employees who are working on the Development Plan in pursuit of the Development Plan. Amira shall provide access to the Amira Technology to any of Integ's employees who are working on the Development Plan in pursuit of the Development Plan.

     4.4 Change in Ownership of Integ.

     4.4.1 Integ hereby grants to Amira a perpetual, transferable, co-exclusive with Integ and non-terminable (except as provided in Section 11.3.2(b)) license, including the right to sublicense, under the Integ Technology existing before the Effective Date, to make, have made, import, have imported, use, offer for sale and sell products which incorporate such Integ Technology, including without limitation Products, for use in the Field.

     4.4.2 Integ hereby grants to Amira an exclusive, perpetual transferable and non-terminable (except as provided in Section 11.3.2(b)) license, including the right to sublicense, under any Integ Technology developed after the Effective Date, to make, have made, import, have imported, use, offer for sale and sell products which incorporate such Integ Technology, including without limitation Products, for use in the Field.

     4.4.3 Amira shall not exercise any of its rights under this Section 4.4 unless and until Integ is Acquired. "Acquired" means that a Third Party (or a "group" as defined under Section 13(d) of the Securities Exchange Act of 1934) has obtained (a) possession or control, directly or indirectly, of all or substantially all of Integ's assets, through a purchase or other

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transfer, or (b) has obtained, directly or indirectly, the power to direct or cause the direction of management and policies of Integ through a merger of Integ with or into another entity, recapitalization of Integ or, issuance or acquisition of voting securities of Integ. Integ shall be deemed to have been Acquired if Integ or its Affiliate, directly or indirectly, enters into any agreement with Abbott Laboratories, Bayer AG, Johnson & Johnson, or Roche, or any person or entity controlling, controlled by or under common control with any of those entities.

     4.5 Retained Rights; No Further Rights. Only the licenses granted pursuant to the express terms of this Agreement shall be of any legal force or effect. No other license rights shall be granted or created by implication, estoppel, or otherwise.

5. COMMERCIALIZATION

     5.1 Reasonable Efforts. Amira shall use commercially reasonable efforts, comparable to those efforts Amira makes with respect to other products of comparable value, developmental stage and clinical indication, to obtain and maintain all approvals, registrations and government authorizations necessary for commercial sale of the Products worldwide. Amira will use commercially reasonable efforts to actively pursue commercial sales of the Products in each country in which regulatory approval is obtained.

     5.2 Delivery of Know-How. During the term of this Agreement, each Party shall deliver to the other Party such Know-How and other information relating to the Integ Technology, Amira Technology, Amira/Integ Inventions and the Product(s) as is necessary for the other Party's performance under this Agreement.

6. PRODUCT MANUFACTURE

     6.1 Manufacturing Plan. The Development Committee shall determine a manufacturing plan that shall establish: (i) the first-year and five-year production volumes of Products; (ii) manufacturing responsibilities; and (iii) budget for corresponding plant and equipment required ("Manufacturing Plan"). The Development Committee shall review the Manufacturing Plan on an ongoing basis and may make changes to the Manufacturing Plan then in effect. Amira will fund the incremental plant and equipment costs associated with meeting the Manufacturing Plan.

6.2 Manufacture of Products.

     6.2.1 Manufacture of Products by Amira. Amira shall be responsible for the manufacture of all Meters, any portion of the Sampler included in the Meters and Test Strips. All Products manufactured by or on behalf of Amira will conform with all FDA regulations relating to Good Manufacturing Practices and all applicable comparable foreign laws and regulations.


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     6.2.2 Supply of Products by Amira. Amira shall supply Test Strips for integration with Samplers free of charge to Integ in quantities that sufficiently meet production demand as set by the Manufacturing Plan. Amira shall deliver the Products to Integ C.I.F. Integ.

     6.2.3 Manufacture of Products by Integ. Integ shall be responsible for the manufacture of all Samplers (except for any portion of the Sampler included in a Meter) and integrating Amira's Test Strips with Samplers (except for any portion of the Sampler included in a Meter). All Products manufactured by or on behalf of Integ will conform with all FDA regulations relating to Good Manufacturing Practices and all applicable comparable foreign laws and regulations.

     6.2.4 Supply of Products by Integ. Integ shall supply Samplers (except for any portion of the Sampler included in a Meter) to Amira, including Samplers integrating Amira's Test Strips, at *** , and in no event greater than *** per unit (not including cost of Test Strip); provided however, that if the Option has become exercisable and has not been exercised by Integ within the time period set forth in the Option Agreement, Integ will supply Samplers integrating Amira's Test Strip at *** , and in no event greater than *** per unit (not including cost of Test Strip). Integ shall deliver the Products to Amira F.O.B. Integ. If the Consumer Price Index has increased by more than 8% over the three years after the Effective Date, the Parties will negotiate in good faith an increase in the *** or *** per unit, respectively, to reflect increases in Integ's manufacturing costs during that period.

     6.3 Election of Product Manufacture.

     6.3.1 Election of Product Manufacture by Amira. In the event Integ is unable to meet set manufacturing minimums, Amira will be entitled to assume the right to manufacture the Sampler, including Samplers integrated with Test Strips, by providing written notice to Integ and subject to payment of a royalty which will be equal to *** per Product (not including Test Strip) *** ; provided however, that if the Option has become exercisable and has not been exercised by Integ within the time period set forth in the Option Agreement, the royalty will be *** per Product (not including Test Strip) *** .

     6.3.2 Transfer of Manufacturing Know-How. Within 60 days of the election by Amira to manufacture Samplers, Integ will deliver to Amira all Integ Know-How relating to the manufacture of the Sampler, including Samplers integration with the Test-Strip, existing as of the Effective Date and developed in connection with the Development Program. In such event, the parties shall cooperate with each other in order that Amira may initiate manufacture of the Sampler, including Samplers integrated with the Test-Strip, as soon as practicable, and shall take such actions as are appropriate to achieve such goal.


*** Confidential treatment requested pursuant to Rule 24b-2 of the Securites Exchange Act of 1934, as amended.


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     6.4 Records; Reports; Inspection. Integ and Amira shall each keep complete, true and accurate books of account and records for the purpose of determining Integ's Costs and Amira's Costs, respectively, under this Agreement. Such books and records shall be kept at the principal place of business of Integ or Amira, as the case may be, for at least two years following the end of the calendar quarter to which they pertain. Such records will be open for inspection during such two year period by a representative of Amira or Integ, as the case may be, for the purpose of verifying Integ's Cost or Amira's Costs, as the case may be. Such inspections may be made no more than once each calendar year, at reasonable times mutually agreed. The representative will be obliged to execute a reasonable confidentiality agreement prior to commencing any such inspection. Inspections conducted under this Section 6.4 shall be at the expense of the party requesting such inspection.

7. INTELLECTUAL PROPERTY

     7.1 Ownership of Inventions.

     7.1.1 Integ Ownership. Integ shall own (and Amira hereby assigns to Integ) all right, title and interest in and to all inventions, discoveries and other intellectual property conceived, developed or reduced to practice by Integ or Amira, and which is derived from the Integ Technology alone. Integ shall own all right, title and interest in and to all inventions, discoveries and other intellectual property conceived, developed or reduced to practice by Integ alone which is not derived from the Integ Technology or the Amira Technology.

     7.1.2 Amira Ownership. Amira (or to the extent required by licenses granted to Amira, Amira's licensor) shall own (and Integ hereby assigns to Amira or such licensor) all right, title and interest in and to all inventions, discoveries, and other intellectual property conceived, developed or reduced to practice, and which is derived from the Amira Technology alone. Amira shall own all right, title and interest in and to all inventions, discoveries and other intellectual property conceived, developed or reduced to practice by Amira alone which is not derived from the Integ Technology or the Amira Technology.

     7.1.3 Joint Ownership. Subject to Sections 7.1.1 and 7.1.2, all right, title and interest in and to all inventions and other intellectual property made jointly by employees of Integ and Amira, and either (a) derived from both the Integ Technology and the Amira Technology, or (b) derived from neither the Integ Technology or the Amira Technology, shall be jointly owned by Integ and Amira (each an "Amira/Integ Invention").

     7.1.4 Future Actions. Each Party agrees to sign and deliver the applications, instruments of assignment and other documents reasonably requested by the other Party to perfect the requesting Party's (or, if applicable, its licensor's) ownership of intellectual property assigned to it under Sections 7.1.1, 7.1.2 or 7.1.3.


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     7.2 Patent Prosecution.

     7.2.1 Patent Rights. Amira shall be responsible, at its expense, for the preparation, filing, prosecution and maintenance of the patent applications and patents of all inventions and other intellectual property rights arising out of or in connection with the Development Program in countries selected by Amira, and for conducting any interferences, reexaminations, reissues, oppositions, or request for patent term extension relating thereto. Any Patents shall be assigned to Integ, Amira or Integ and Amira in accordance with the provisions of
Section 7.1 hereof.

     7.2.2 Failure to Prosecute. In the event that Amira declines to file or, having filed, declines to further prosecute and maintain any patent applications or patents for any invention owned by Integ subject to Section 7.2.1 above, Amira shall provide Integ notice thereof prior to the expiration of any deadline relating to such activities, but in any event at least 30 days prior notice, and Integ shall have the right, but not the obligation, to file, prosecute and maintain such patent applications or patents, at Integ's expense, using counsel of its choice.

     7.2.3 Cooperation. Each party shall be given an opportunity to review the other party's activities relating to joint inventions and Integ inventions or Amira inventions pursuant to Section 7.2.1 and provide input thereto. Amira shall include in such patent applications such claims as Integ may reasonably request. Amira shall keep Integ fully informed as to the status of such patent matters, including, without limitation, by providing Integ the opportunity, at Integ's expense, to review and comment on any documents relating to Integ Technology which will be filed in any patent office at least 30 days before such filing, and promptly providing Integ copies of any documents relating to Integ Technology which Amira receives from such patent offices, including notice of all interferences, reissues, reexaminations, oppositions or requests for patent term extensions.

     7.3 Enforcement.

     7.3.1 In the event that any Integ Technology necessary for manufacture, use and sale of a Product is infringed or misappropriated by a Third Party in any country or is subject to a declaratory judgment action arising from such infringement or misappropriation in such country, or is the subject of an interference, re-examination, reissue or opposition proceeding, the party becoming aware thereof shall promptly notify the other party hereto. Integ shall have the initial right (but not the obligation), at its expense, to bring suit to abate any infringement or misappropriation of Integ Technology, using counsel of its choice. In the event that Integ fails to initiate a suit to enforce such Integ Technology against a commercially significant infringement in the Field by a Third Party within 30 days, Amira may initiate such suit to abate such infringement or misappropriation, and Amira shall bear the expenses associated therewith; provided, Amira may not enter into any settlement without the prior consent of Integ, which shall not be unreasonably withheld, and may not make any statement which admits that any of the Integ Patent Rights or other intellectual property licensed to Amira pursuant to this Agreement are invalid or unenforceable. The party involved in any such claim, suit or proceeding, shall keep the other party hereto reasonably informed of the progress of any such claim, suit or proceeding and each party shall cooperate reasonably in connection with the pursuit of any such action, at the request and expense of the party requesting such cooperation. Any recovery by such party received as a result of any such claim, suit or proceeding shall be used first to reimburse the parties hereto for all expenses (including court costs, attorneys and professional fees and other expenses of all kinds) incurred in connection with such claim, suit or proceeding. 75% of the remainder shall be retained by the party initiating the suit and 25% of the remainder shall be paid to the other party.

     7.3.2 In the event that any Amira Technology necessary for manufacture, use and sale of a Product is infringed or misappropriated by a Third Party in any country or is subject to a declaratory judgment action arising from such infringement or misappropriation in such country, or is the subject of an interference, re-examination, reissue or opposition proceeding, the party becoming aware thereof shall promptly notify the other party hereto. Amira shall have the initial right (but not the obligation), at its expense, to bring suit to abate any infringement or misappropriation of Amira Technology, using counsel of its choice. In the event that Amira fails to initiate a suit to enforce such Amira Technology against a commercially significant infringement in the Field by a Third Party within 30 days, Integ may initiate such suit to abate such infringement or misappropriation, and Integ shall bear the expenses associated therewith; provided, Integ may not enter into any settlement without the prior consent of Amira, which shall not be unreasonably withheld, and may not make any statement which admits that any of the Amira Patent Rights or other intellectual property licensed to Integ pursuant to this Agreement are invalid or unenforceable. The party involved in any such claim, suit or proceeding, shall keep the other party hereto reasonably informed of the progress of any such claim, suit or proceeding and each party shall cooperate reasonably in connection with the pursuit of any such action, at the request and expense of the party requesting such cooperation. Any recovery by such party received as a result of any such claim, suit or proceeding shall be used first to reimburse the parties hereto for all expenses (including court costs, attorneys and professional fees and other expenses of all kinds) incurred in connection with such claim, suit or proceeding. 75% of the remainder shall be retained by the party initiating the suit and 25% of the remainder shall be paid to the other party.

     7.4 Infringement Claims. If the manufacture, sale or use of the Product(s) pursuant to this Agreement results in any claim, suit or proceeding alleging patent infringement against Amira or Integ, such party shall promptly notify the other party hereto. If Integ is not named as a party in such a suit or proceeding, Integ may, at its own expense and through counsel of its own choice, seek leave to intervene in such suit or proceeding. Amira agrees not to oppose such intervention. If Integ, and not Amira, is named as a party to such suit or proceeding, Integ shall have the right to control the defense and settlement of such suit or proceeding, at its own expense, using counsel of its own choice, however Amira, at its own expense and through counsel of its own choice, may seek to intervene if the suit or proceeding relates to the commercialization of the Product(s) in the Field. Integ agrees not to oppose such intervention. If both Integ and Amira are named as parties in such suit or proceeding, or become parties through intervention, each shall have the right, at its own expense and through counsel of its own choice, to present its own defense and to determine its own terms for settlement. If Integ shall, at any time, tender its defense to Amira, then Amira shall defend Integ in such suit or proceeding, at Amira's own expense and through counsel of its own choice, and Integ shall then have the right to determine the terms for settlement. The parties shall cooperate with each other in connection with any such claim, suit or proceeding and shall keep each other reasonably informed of all material developments in connection with any such claim, suit or proceeding.

8. REPRESENTATIONS AND WARRANTIES

     8.1 Integ hereby makes to Amira the representations and warranties contained in Section 10 of the Option Agreement as if fully set forth herein. Amira hereby makes to Integ the representations and warranties contained in
Section 9 of the Option Agreement as if fully set forth herein.

     8.2 Disclaimer of Warranties. Integ and Amira specifically disclaim that the Development Program will be successful in whole or part. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT AND SUBJECT TO THE INDEMNITY PROVISIONS OF
ARTICLE 10, INTEG AND AMIRA AND THEIR RESPECTIVE AFFILIATES MAKE NO REPRESENTATIONS AND EXTEND NO WARRANTIES OR CONDITIONS OF ANY KIND, EITHER EXPRESS OR IMPLIED, WITH RESPECT TO THE PATENT RIGHTS AND KNOW-HOW, OR PRODUCTS INCLUDING, BUT NOT LIMITED TO, WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, VALIDITY OF THE PATENT RIGHTS OR KNOW-HOW LICENSED HEREUNDER, OR NONINFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES.

9. CONFIDENTIALITY

     9.1 Confidential Information. Except as expressly provided herein or in the Option Agreement, the parties agree that, for the term of this Agreement and for five years thereafter, the receiving party shall keep completely confidential and shall not publish or otherwise disclose and shall not use for any purpose except for the purposes contemplated by this Agreement any Confidential Information furnished to it by the disclosing party hereto pursuant to this Agreement or the Option Agreement, except that to the extent that it can be established by the receiving party by competent proof that such Confidential
Information:

          (a) was already known to the receiving party, other than under an obligation of confidentiality, at the time of disclosure;

          (b) was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving party;

          (c) became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving party in breach of this Agreement;

          (d) was independently developed by the receiving party as demonstrated by documented evidence prepared contemporaneously with such independent development; or

          (e) was subsequently lawfully disclosed to the receiving party by a person other than a party.

     9.2 Permitted Use and Disclosures. Each party hereto may use or disclose information disclosed to it by the other party to the extent such use or disclosure is reasonably necessary to comply with the rules of any applicable securities exchange, the Nasdaq National Market or other self regulatory organization, in filing or prosecuting patent applications, prosecuting or defending litigation, complying with applicable governmental regulations, law, legal process or otherwise submitting information to tax or other governmental authorities, conducting clinical trials, or making a permitted sublicense or otherwise exercising its rights hereunder, provided that if a party is required to make any such disclosure of another party's confidential information, other than pursuant to a confidentiality agreement, it will give reasonable advance notice to the latter party of such disclosure and, save to the extent inappropriate in the case of patent applications will use its best efforts to secure confidential treatment of such information (including the significant financial terms of this Agreement) prior to its disclosure (whether through protective orders or otherwise) and disclose such information only to the minimum extent necessary to comply with such requirements.

     9.3 Public Disclosure. Except as otherwise required by law, legal process, or the rules of any applicable securities exchange, the Nasdaq National Market or other self-regulatory organization, neither party shall issue a press release or make any other public disclosure of the terms of this Agreement or regarding the results of the Development Program without the prior approval of the other party of such press release or public disclosure. Each party shall submit any such press release or public disclosure to the other party, and the receiving party shall have five days to review and approve any such press release or public disclosure, which approval shall not be unreasonably withheld. If the receiving party does not respond within such five day period, the press release or public disclosure shall be deemed approved. In addition, if a public disclosure is required by law, including without limitation in a filing with the Securities and Exchange Commission, the disclosing party shall provide copies of the disclosure reasonably in advance of such filing or other disclosure for the nondisclosing party's prior review and comment, will disclose such information only to the minimum extent necessary to comply with such requirements and, if reasonably requested by the nondisclosing party, will seek confidential treatment of such information prior to making such public disclosure.

     9.4 Injunctive Relief. Notwithstanding Section 12.2 (Arbitration), Integ and Amira hereby acknowledge that damages at law may be an inadequate remedy for the breach of any of the covenants, promises and agreements contained in this
Article 9, and accordingly, Integ or Amira, as the case may be, may be entitled to injunctive relief with respect to any such breach, including specific performance of such covenants, promises or agreements or an order enjoining Integ or Amira from any threatened, or from the continuation of any actual, breach of covenants, promises or agreements. The rights set forth in this
Section 9.4 shall be in addition to any other rights which Integ or Amira may have at law or in equity.

10. INDEMNIFICATION

     10.1 Indemnification of Amira. Integ shall indemnify Amira and its Affiliates and the directors, officers, employees, agents and counsel of Amira and such Affiliates and the successors and assigns of any of the foregoing (the "Amira Indemnitees"), harmless from and against any and all liabilities, damages, losses, costs or expenses (including reasonable attorneys' and professional fees and other expenses of litigation and/or arbitration) resulting from a claim, suit or proceeding brought by a Third Party against an Amira Indemnitee, arising from or occurring as a result of activities performed by or on behalf of Integ in connection with the Development Program, or as the result of activities performed in connection with the use, development, manufacture, and commercialization of the Products, except to the extent caused by the negligence or willful misconduct of Amira. In no event shall any indemnification that Integ is required to provide under this Section 10.1 reduce the amount of the Merger Consideration payable pursuant to the Option Agreement. To the extent that insurance proceeds and Integ's resources are not sufficient to provide the indemnification required by Integ hereunder, then in lieu of such additional indemnification Amira shall be entitled to terminate this Agreement and to hold the licenses granted in Section 11.3.2 hereof, but the Option shall not be terminated.

     10.2 Indemnification of Integ. Amira shall indemnify Integ and its Affiliates and the directors, officers, employees, agents and counsel of Integ and such Affiliates and the successors and assigns of any of the foregoing (the "Integ Indemnitees"), from and against any and all liabilities, damages, losses, costs or expenses (including reasonable attorneys' and professional fees and other expenses of litigation and/or arbitration) resulting from a claim, suit or proceeding brought by a Third Party against a Integ Indemnitee, arising from or occurring as a result of activities performed by or on behalf of Amira in connection with the Development Program, or as the result of activities performed by or on behalf of Amira in connection with the use, development, manufacture, commercialization, or sale the Products, except to the extent caused by the negligence or willful misconduct of Integ.

     10.3 Procedure. A party (the "Indemnitee") that intends to claim indemnification under this Article 10 shall promptly notify the other party (the "Indemnitor") in writing of any loss, claim, damage, liability or action in respect of which the Indemnitee or any of its Affiliates, or their directors, officers, employees or agents intend to claim such indemnification, and the

Indemnitor shall have the right to participate in, and, to the extent the Indemnitor so desires, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an Indemnitee shall have the right to retain its own counsel, with the fees and expenses to be paid by the Indemnitor, if representation of such Indemnitee by the counsel retained by the Indemnitor would be inappropriate due to actual or potential differing interests between such Indemnitee and any other party represented by such counsel in such proceeding. The Indemnitor shall control the defense and/or settlement of any such action claim or liability, and the indemnity agreement in this Article 10 shall not apply to amounts paid in connection with any loss, claim, damage, liability or action if such payments are made without the consent of the Indemnitor, which consent shall not be withheld unreasonably. The failure to deliver written notice to the Indemnitor within a reasonable time after the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such Indemnitor of any liability to the Indemnitee under this Article 10 At the Indemnitor's request, the Indemnitee under this Article 10, and its employees and agents, shall cooperate fully with the Indemnitor and its legal representatives in the investigation of any action, claim or liability covered by this indemnification and provide full information with respect thereto.

11. TERM AND TERMINATION

     11.1 Term. This Agreement shall be effective as of the Effective Date and shall continue unless otherwise terminated earlier pursuant to this Article 11.

     11.2 Termination for Cause. Either party may terminate this Agreement in the event the other party has materially breached or defaulted in the performance of any of its material obligations hereunder or under the Option Agreement, and such default has continued for 60 days after written notice thereof was provided to the breaching party by the nonbreaching party. Upon provision of a written notice of termination to the breaching party at the end of such 60 day period, the termination shall become effective unless the breaching party has cured any such breach or default prior to the expiration of the 60 day period. No waiver of a breach is implied by a Party's failure to give notice of breach to the other.

     11.3 Effect of Breach or Termination.

          11.3.1 Accrued Obligations. Termination of this Agreement for any reason shall not release any party hereto from any liability which, at the time of such termination, has already accrued to the other party or which is attributable to a period prior to such termination nor preclude either party from pursuing all rights and remedies it may have hereunder or at law or in equity with respect to any breach of this Agreement. For the avoidance of doubt, it is agreed that following the termination of the Agreement Amira shall have no obligation to provide any funding to Integ under Section 3.5 after such date.

     11.3.2 Licenses.

          (a) In the event that Amira terminates this Agreement pursuant to
     Section 11.2, (i) Integ shall be deemed to have granted on the Effective Date to Amira a royalty-free co-exclusive, worldwide, non-terminable license, including the right to sublicense, under the Integ Technology existing before the Effective Date, to make, have made, import, have imported, use, offer for sale and sell products incorporating the Integ Technology in the Field, (ii) Integ shall be deemed to have granted to Amira on the Effective Date an exclusive, perpetual, worldwide and non-terminable license, including the right to sublicense, under the Integ Technology developed after the Effective Date, to make, have made, import, have imported, use, offer for sale and sell products incorporating the Integ Technology in the Field; (iii) the licenses and rights granted by Amira to Integ hereunder shall terminate .

          (b) In the event that Integ terminates this Agreement pursuant to
     Section 11.2, (i) Amira shall be deemed to have granted on the Effective Date to Integ a royalty-free non-exclusive, worldwide, non-terminable license, including the right to sublicense with respect to manufacturing and distribution only, under the Amira Technology, to make, have made, import, have imported, use, offer for sale and sell Products incorporating both the Amira Technology, and a Sampler, in the Field; and (ii) the licenses granted to Amira hereunder shall terminate.

     11.3.3 Bankruptcy. All licenses granted under or pursuant to this Agreement by a Party (a "Licensor") to the other Party (a "Licensee") are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of rights to "intellectual property" as defined under Section 101 of the Bankruptcy Code. If the trustee in bankruptcy for the Licensor rejects this Agreement (i) the Licensee may retain its rights (including a right to enforce any exclusivity provision of this Agreement, but excluding any other right under applicable nonbankruptcy law to specific performance of this Agreement) under this Agreement and under any agreement supplementary to this Agreement to the Licensor's Technology as such rights existed immediately before the Licensor filed or became the subject of a petition in bankruptcy, for the duration of this Agreement and on the other terms of Section 365(n), including its right to receive from the trustee in bankruptcy such Technology held by the trustee. These rights of Licensee shall continue notwithstanding any rejection or attempted rejection of the Licensor's other executory obligations under this Agreement.

     11.4 Survival. Sections 1, 4.4, 7, 9, 10 11 and 12 shall survive the expiration or termination of this Agreement for any reason. Section 8 shall survive until March 31, 2000 except that the representatives and warranties of each Party concerning intellectual property shall survive until consummation of the Merger.

12. MISCELLANEOUS

     12.1 Governing Law. This Agreement and any dispute, including without limitation any arbitration, arising from the performance or breach hereof shall be governed by and construed and enforced in accordance with the laws of the state of New York, without reference to conflicts of laws principles.

     12.2 Arbitration. Any dispute under this Agreement which is not settled by mutual consent shall be finally settled by binding arbitration, conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association by three arbitrators appointed in accordance with said rules. The arbitration shall be held in Denver, Colorado and at least one of the arbitrators shall be an independent expert in medical devices. The arbitrators shall determine what discovery will be permitted, consistent with the goal of limiting the cost and time which the Parties must expend for discovery; provided the arbitrators shall permit such discovery as they deem necessary to permit an equitable resolution of the dispute. The costs of the arbitration, including administrative and arbitrators' fees, shall be shared equally by the parties and each party shall bear its own costs and attorneys' and witness' fees incurred in connection with the arbitration. A disputed performance or suspended performances pending the resolution of the arbitration must be completed within 30 days following the final decision of the arbitrators or such other reasonable period as the arbitrators determine in a written opinion. Any arbitration subject to this Section 12.2 shall be completed within one year from the filing of notice of a request for such arbitration. The arbitration proceedings and the decision shall not be made public without the joint consent of the parties and each party shall maintain the confidentiality of such proceedings and decision unless otherwise permitted by the other party. Any decision which requires a monetary payment shall require such payment to be payable in United States dollars, free of any tax or other deduction. The parties agree that the decision shall be the sole, exclusive and binding remedy between them regarding any and all disputes, controversies, claims and counterclaims presented to the arbitrators. Application may be made to any court having jurisdiction over the party (or its assets) against whom the decision is rendered for a judicial recognition of the decision and an order of enforcement.

     12.3 Waiver. Neither party may waive or release any of its rights or interests in this Agreement except in writing. The failure of either party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition.

     12.4 Assignment. This Agreement shall not be assignable by either party to any Third Party hereto without the prior written consent of the other party hereto, which may be withheld for any or no reason; provided that Amira shall not need the prior written consent of Integ to the assignment of this Agreement in connection with a Sale (as such term is defined in the Option Agreement). An acquisition of control of Integ by a Third Party shall be deemed to be an assignment of this Agreement requiring the consent of Amira.

     12.5 Notices. All notices, requests and other communications hereunder shall be in writing and shall be personally delivered or sent by telecopy or other electronic facsimile transmission, by registered or certified mail, return receipt requested, postage prepaid, or by a nationally recognized courier service, prepaid (for example, Federal Express) in each case to the respective address specified below, or such other address as may be specified in writing to the other parties hereto:

                  AMIRA:  Amira Medical
                          4742 Scotts Valley Drive
                          Scotts Valley, CA  95066
                          Attn: Chief Financial Officer

                  INTEG:  Integ Incorporated
                          2800 Patton Road
                          St. Paul, MN  55113
                          Attn:  President

     12.6 Force Majeure. Neither party shall be liable to the other for failure or delay in the performance of any of its obligations under this Agreement for the time and to the extent such failure or delay is caused by riots, civil commotions, wars, hostilities between nations, governmental laws, orders or regulations, embargoes, actions by the government or any agency thereof, acts of God, storms, earthquakes, fires, floods, accidents, labor disputes or strikes, sabotage, explosions or other similar or different contingencies, in each case, beyond the reasonable control for the respective parties. The party affected by Force Majeure shall provide the other party with full particulars thereof as soon as it becomes aware of the same (including its best estimate of the likely extent and duration of the interference with its activities), and will use its best endeavors to overcome the difficulties created thereby and to resume performance of its obligations as soon as practicable.

     12.7 Independent Contractors. Both parties are independent contractors under this Agreement. Nothing contained in this Agreement is intended nor is to be construed so as to constitute Integ or Amira as partners or joint venturers with respect to this Agreement. Neither party shall have any express or implied right or authority to assume or create any obligations on behalf of or in the name of the other party or to bind the other party to any other contract, agreement, or undertaking with any Third Party.

     12.8 Advice of Counsel. Integ and Amira have each consulted counsel of their choice regarding this Agreement, and each acknowledges and agrees that this Agreement shall not be deemed to have been drafted by one party or another and will be construed accordingly.

     12.9 Trademarks. Amira shall have the right to market Products in the Field under Amira's or Integ's labels and trademarks subject to Integ's approval as to quality.

     12.10 Other Obligations. Except as expressly provided in this Agreement or as separately agreed upon in writing between Integ and Amira, each party shall bear its own costs incurred in connection with the implementation of the obligations under this Agreement.

     12.11 No Implied Licenses. No rights or licenses with respect to the Amira Technology or the Integ Technology are granted or deemed granted hereunder or in connection herewith, other than those rights expressly granted in this Agreement.

     12.12 Patent Marking. The Parties agree to mark and have their Affiliates mark all Products they sell or distribute pursuant to this Agreement in accordance with the applicable statute or regulations in the country or countries of manufacture and sale thereof.

     12.13 Compliance with Laws. Each party shall furnish to the other party any information requested or required by that party during the term of this Agreement or any extensions hereof to enable that party to comply with the requirements of any U.S. or foreign federal, state and/or government agency.

     12.14 Complete Agreement. This Agreement with its Exhibits, together with the Option Agreement dated the Effective Date, constitutes the entire agreement, both written and oral, between the parties with respect to the subject matter hereof, and that all prior agreements respecting the subject matter hereof, either written or oral, expressed or implied, are merged and canceled, and are null and void and of no effect. No amendment or change hereof or addition hereto shall be effective or binding on either of the parties hereto unless reduced to writing and duly executed on behalf of both parties.

     12.15 Headings. The captions to the several Sections and Articles hereof are not a part of this Agreement, but are included merely for convenience of reference only and shall not affect its meaning or interpretation.

     12.16 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, and both together shall be deemed to be one and the same agreement.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their authorized representatives as of the Effective Date.

Amira Medical                            Integ Incorporated


By: /s/ Karen R. Drexler                 By: /s/ Susan L. Critzer
---------------------------              ----------------------------
Name: Karen R. Drexler                   Name: Susan L. Critzer
Title:  President                        Title:  Interim President